EXHIBIT A
PLAN OF SHARE EXCHANGE

WATERFORD INTERNATIONAL, INC.
AND
ATI, INC. DBA AMERICAN TECHNOLOGIES, INC.

THIS PLAN AND AGREEMENT OF SHARE EXCHANGE (hereinafter called "this Agreement"), dated as of April 21, 1998, is by and between WATERFORD INTERNATIONAL, INC., a Colorado corporation (hereinafter called "Waterford"), and ATI, INC., DBA AMERICAN TECHNOLOGIES, INC., a Wisconsin corporation (hereinafter called "ATI"), said corporations being hereafter sometimes collectively referred to as the "Constituent Corporations").

WITNESSETH:

     WHEREAS, Waterford is a corporation duly organized and existing under the laws of the State of Colorado, having been incorporated in 1989, and ATI is a corporation duly organized and existing under the laws of the State of Wisconsin, having been incorporated in February, 1990; and

     WHEREAS, the authorized capital stock of Waterford consists of TWENTY MILLION (20,000,000) shares of no par value Common Stock, of which TWO MILLION TWO HUNDRED SEVENTEEN THOUSAND FIVE HUNDRED (2,217,500) shares are outstanding, and TWO MILLION (2,000,000) shares of $1.00 par value preferred stock, of which no shares are outstanding; and

     WHEREAS, the authorized capital stock of ATI consists of SEVEN MILLION (7,000,000) shares of Common Stock, no par value, of which TWO MILLION SEVEN FIFTY THREE THOUSAND EIGHT HUNDRED FORTY (2,753,840) shares are outstanding; and

     WHEREAS, the Boards of Directors of the Constituent Corporations deem it advisable for the general welfare and advantage of the Constituent Corporations and their respective shareholders that the Constituent Corporations respectively desire to so exchange shares pursuant to this Agreement and pursuant to the applicable provisions of the laws of the State of Colorado;

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     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereby agree, in accordance with the applicable provisions of the laws of the State of Colorado, that the Constituent Corporations shall exchange shares, to wit: ATI, a Wisconsin corporation, one of the Constituent Corporations, which is not a new corporation, and which shall continue its existence and be the wholly-owned subsidiary corporation surviving the Share Exchange (said corporation hereafter being sometimes called the "Subsidiary Corporation"), and the terms and conditions of the Share Exchange hereby agreed upon (hereafter called the "Share Exchange") which the parties covenant to observe, keep and perform and the mode of carrying the same into effect are and shall be as hereafter set forth:

ARTICLE I

CONDITIONS

     The Share Exchange shall be subject to the following conditions:

     (a)  the approval of the boards of directors of both Constituent
Corporations;

ARTICLE II

EFFECTIVE TIME OF THE SHARE EXCHANGE

      At the effective time of the Share Exchange, the separate existence of Waterford shall cease and Waterford shall be Parent Corporation to the Subsidiary Corporation. Consummation of this Agreement shall be effected on the date on which a Certificate of Share Exchange in substantially the form annexed hereto is filed in the office of the Secretary of State of the State of Colorado, all after satisfaction of the respective requirements of the applicable laws of said state prerequisite to such filings.

ARTICLE III

GOVERNING LAW; CERTIFICATE OF INCORPORATION

     The laws which are to govern the Subsidiary Corporation are the laws of the State of Colorado. The Certificate of Incorporation of Waterford, as heretofore amended, shall, at the effective time of the Share Exchange, be amended to the extent set forth in Paragraph Third of the Article of Share Exchange, attached hereto, to amend the name of Waterford International, Inc., As the Parent Corporation, to e-Technologies, Inc. As so amended, such Articles of Incorporation and Certificate of Incorporation shall remain in effect thereafter until the same shall be further amended or altered in accordance with the provisions thereof.

ARTICLE IV

BY-LAWS

     The By-Laws of Waterford, at the effective time of the Share Exchange shall be the By-Laws of the Subsidiary Corporation until the same shall be altered or amended in accordance with the provisions thereof.

ARTICLE V

DIRECTORS AND OFFICERS

     The Directors of both Constituent Corporations at the effective time of the Share Exchange shall be the Directors of the Subsidiary Corporation until their respective successors are duly elected and qualified. Subject to the authority of the Board of Directors as provided by law and the By-Laws of the Subsidiary Corporation, the officers of both Constituent Corporations at the effective time of the Share Exchange shall be the officers of the Subsidiary Corporation.

ARTICLE VI

CONVERSION OF SHARES IN THE SHARE EXCHANGE

     The mode of carrying into effect the Share Exchange provided in this Agreement, and the manner and basis of converting the shares of the Constituent Corporations into shares of the Parent Corporation are as follows:

     1. Waterford Common Stock. No Shares of Common Stock, no par value, of Waterford issued at the effective time of the Share Exchange shall be converted as a result of the Share Exchange, and all of such shares shall remain issued shares of Common Stock of the Parent Corporation.

     2. ATI Common Stock. At the effective time of the Share Exchange, each share of no par value Common Stock of ATI issued and outstanding shall be converted into and become one (1) share Common Stock of the Parent Corporation. As a result, each holder of outstanding Common Stock of ATI shall surrender, on a share for share basis, one stock certificate of Common Stock of ATI for one share of Waterford. Upon surrender to Waterford of one or more stock certificates for Common Stock of Waterford, each ATI shareholder shall be entitled to receive one or more stock certificates for the full number of shares of Common Stock of Waterford into which the Common Stock of ATI so surrendered shall have been converted as aforesaid together with any dividends on the Common Stock of ATI as to which the payment date shall have occurred on or prior to the date of the surrender of said shares and the proceeds from any sale of a fractional interest in accordance with Paragraph
4 of this Article VI.   Waterford's $1.00 par value Preferred Stock, of which
no shares are currently outstanding, shall not be canceled by the Share
Exchange.

     3. Surrender of ATI's Certificates. As soon as practicable after the Share Exchange becomes effective, the Stock Certificates representing Common Stock of ATI issued and outstanding at the time the Share Exchange becomes effective shall be surrendered for exchange to the Parent Corporation as above provided. Until so surrendered for exchange, each such Stock Certificate nominally representing Common Stock of Waterford shall be deemed for all corporate purposes (except for the payment of dividends, which shall be subject to the exchange of stock certificates as above provided) to evidence the ownership of the number of shares of Common Stock of the Parent Corporation which the holder thereof would be entitled to receive upon its surrender to the Subsidiary Corporation.

     4. Issuance of Additional Shares Subsequent to Share Exchange. As soon as practicable after the Share Exchange becomes effective, the Parent Company shall issue to the President of ATI, Mr. Larry Bestor, approximately NINE HUNDRED FIFTY THREE THOUSAND EIGHT HUNDRED FORTY (953,840) additional shares of Common Stock in the parent company to satisfy and cover his concurrent short position in the Parent Company's Common Stock. Said short position will result based upon the one for one share exchange arrangement (conversion) that has been agreed upon by both boards of directors in order to avoid the issuance of fractional shares to ATI shareholders who are converting their shares.

     5. Fractional Interests. No fractional shares of Common Stock of the Parent Corporation or certificate or scrip representing the same shall be issued. In lieu thereof each holder of ATI Common Stock having a fractional interest arising upon such conversion will be afforded the opportunity through the transfer agent for the Common Stock, on or before the 60th day following the effective date of the Share Exchange, or on or before such later date (but in any event not later than the 90th day following the effective date of the Share Exchange) as the Subsidiary Corporation may determine, either to consolidate his fractional interest into one full share of Common Stock of the Parent Corporation by purchasing and paying for the additional fractional interest required for such consolidation, or to sell his fractional interest and obtain the proceeds thereof. Any fractional interest with respect to which instructions shall not have been so received by the transfer agent within the prescribed period shall be canceled. The proceeds of any sale of a fractional interest shall be paid in cash by ATI to the shareholder entitled to the fractional interest sold, except that ATI shall not pay such proceeds to any holder of Waterford's Common Stock who shall not have surrendered his certificates for exchange pursuant to Paragraph 3 of this Article VI.

     6. Status of Common Stock. All shares of Common Stock of the Subsidiary Corporation into which shares of Common Stock of Waterford are converted as herein provided shall be fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to such shares of Common Stock of ATI.

     7. Independent Appraisal, Right to Dissent and Obtain Payment for Shares; Procedures for Protection of Dissenter's Rights. In order to establish a "fair value" for the shares of ATI Common Stock which are paid in cash in lieu of conversion into a fractional interest upon conversion into ATI Common Stock, as provided in Paragraph 4 above, the Board of Directors of ATI shall establish the value of ATI's stock prior to the Share Exchange, and shall afford to such shareholders of ATI all of the rights, and implement the procedures for protection of dissenters' rights, pursuant to Section 7-111-103 and 7-111-106 of the Colorado Business Corporation Act, as amended, the terms and provisions of which are hereby incorporated by reference and made a part hereof.

ARTICLE VII

EFFECT OF THE SHARE EXCHANGE

     At the effective time of the Share Exchange, the Subsidiary Corporation shall succeed to, without other transfer, and shall possess and enjoy, all the rights, privileges, immunities, powers and franchises both of a public and a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations, and all the rights, privileges, immunities, powers and franchises of each of the Constituent Corporations on whatever account, for stock subscriptions as well as for all other things in action or belonging to each of said Corporations, shall be vested in the Subsidiary Corporation; and all property, rights, privileges, immunities, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Subsidiary Corporation as they were of the Respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of said Constituent Corporations shall not revert or be in any way impaired by reason of the Share Exchange; provided, however, that all rights of creditors and all liens upon any property of either of said Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens at the effective time of the Share Exchange.

ARTICLE VIII

ACCOUNTING MATTERS

      The assets and liabilities of the Constituent Corporations as at the effective time of the Share Exchange, shall be taken up on the books of the Subsidiary Corporation at the amounts of which they shall be carried at that time on the books of the respective Constituent Corporations. The amount of capital of the Subsidiary Corporation after the Share Exchange shall be equal to the sum of the aggregate amount of the par value of the Common Stock to be issued in the Share Exchange and of the aggregate par value of the Common Stock that will remain issued upon the Share Exchange. The surplus of the Subsidiary Corporation after the Share Exchange, including any surplus arising in the Share Exchange, shall be available to be used for any legal purposes for which surplus may be used.

ARTICLE IX

DIRECTOR APPROVAL; FILING OF CERTIFICATE OF SHARE EXCHANGE

      This Agreement shall be submitted to the directors of each of the Constituent Corporations for approval. If such requisite director approval is obtained, Articles of Share Exchange in substantially the form annexed hereto as Exhibit A shall be signed, verified and delivered to the Secretary of State of the State of Colorado for filing as provided by Section 7-111-105 of the Colorado Business Corporation Act.

ARTICLE X

WATERFORD REPRESENTS AND WARRANTS TO ATI AS FOLLOWS

     1. Organization, Etc. Waterford is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Waterford has corporate power to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it require qualification.

     2. Capitalization. Waterford's capitalization consists of TWENTY MILLION (20,000,000) authorized shares no par value Common Stock, of which TWO MILLION TWO HUNDRED SEVENTEEN THOUSAND FIVE HUNDRED (2,217,500) shares are issued and outstanding as of the date hereof, and TWO MILLION (2,000,000) shares of $1.00 par value Preferred Stock, of which no shares are currently outstanding. Each issued share is validly issued, fully paid, non-assessable and each outstanding share is entitled to one vote.

     3. List of Information. Waterford has delivered to ATI a list of information concerning Waterford and its subsidiaries dated the date hereof. The information set forth in such list and the copies of documents referred to in such list and furnished to ATI are complete and accurate.

     4.  Further Warranties and Representations:

     (a) Waterford has and on the closing date will have good and marketable title to all tangible/intangible assets in its records and books of account, free and clear of all liens, encumbrances and charges and except for current taxes and assessments not delinquent and liens, encumbrances and charges shown in its records and books of account which are not substantial in character or amount, and do not materially detract from the value or interfere with the use of properties subject thereto or affected thereby.

     (b) Waterford has and on the closing date will have good and marketable title to the machinery, equipment, merchandise, materials, supplies and other property of every kind, tangible or intangible, or shown as assets in its records and books of account, free and clear of all liens, encumbrances and charges and except for liens, encumbrances and charges, in any, which do not materially detract from the value of or interfere with the use of the properties subject thereto or affected thereby.

     (c) There are no Pending claims, all taxes imposed by the U.S. or by any foreign country or by any state, municipality, subdivision or instrumentality of the U.S. or of any foreign county or by any other taxing authority, which are due or payable by Waterford, and all price redetermination or renegotiation claims asserted or that may be asserted against it, have been paid in full or are adequately provided for by reserves shown in the records and books of account of Waterford's and will be so paid or provided for on the closing date. Waterford has no knowledge of any un-assessed tax deficiency proposed or threatened against it.

     (d) Except for agreement described in and appended to the Disclosure Schedule, none of which materially and adversely affects the earnings, business, properties, or assets of Waterford, Waterford is not a party to:

          (1)any sales agency agreement not subject to termination without liability on notice of sixty (60) days or less;

          (2)any pension, retirement or profit sharing plan or agreement not cancelable within sixty (60) days without liability;

          (3)any management or consultation agreement not terminable at will without liability;

          (4)     any union agreement or loan agreement;

          (5)any contract, accepted order or commitment for the purchase of materials, products or supplies having a total contract price in excess of $500,000; or

(6)any other agreement which materially affects the business, properties or assets of Waterford's, or which was entered into other than in the ordinary and usual course of business.

Adequate reserves will be provided and set up on the books of account of Waterford's, and will continue to be so provided and set up throughout the expansion of the project, for any contract, order or commitment expected to be performed.

      (e) Waterford is enjoying and on the closing date will enjoy good working relationships under all of the Agreements, dealer, sales representation and other agreements necessary to the normal operation of its business. All or substantially all of the real and personal properties used in the business of Waterford are and on the closing date will be in good and operable condition. Waterford is adequately insured with respect to risks normally insured against by companies similarly situated. The Disclosure Schedule shall contain a list, and be accompanied by copies, of all existing insurance policies of Waterford's, including but not limited to group insurance and pension plans. All such policies are in full force and effect. The Disclosure Schedule shall also contain a list of all claims for insured losses filed by Waterford during the three (3) year period immediately preceding the date of this Agreement, including but not limited to workmen's compensation, automobile and general and product liability.

     5. Disclosure Schedule. Waterford shall cause six (6) copies of a schedule (the Disclosure Schedule) setting forth all information required by this Agreement to be included therein, with all required exhibits attached thereto, to be delivered to ATI not later than ten (10) days after the date of this Agreement.

     6. Litigation and Proceedings. There is no suit, action or legal or administrative proceeding pending, or to the knowledge of Waterford threatened, against it or any of its consolidated subsidiaries, which, if adversely determined, might materially and adversely affect the financial condition of Waterford or the conduct of its businesses nor is there any decree, injunction or order of any court, governmental department or agency outstanding against Waterford or any of its consolidated subsidiaries having any such effect.

     7. Material Contracts. Waterford is not in default in any material respect under the terms of any material outstanding contract, agreement, lease or other commitment.

     8. No Conflict with Other Instruments. At the effective time of the Share Exchange, the consummation of the transactions contemplated by this Plan will not result in the breach of any term or provision of or constitute a default under any indenture, mortgage, deed of trust or other material agreement or instrument to which Waterford or any of its subsidiaries is a party.

     9. Governmental Authorizations. Waterford has all licenses, franchises, permits and other governmental authorizations which are valid and sufficient for all businesses presently carried on by Waterford and its consolidated subsidiaries.

ARTICLE XI

ATI'S REPRESENTATIONS AND WARRANTIES

      ATI represents and warrants to Waterford, as follows:

     1. Organization. ATI is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. ATI has corporate power to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it require qualification.

     2. Capitalization. ATI's capitalization consists of 7,000,000 authorized shares of Common Stock (no par value), of which 2,753,840 shares are issued and outstanding as of the date hereof. Each issued share is validly issued, fully paid, non-assessable and each outstanding share is entitled to one vote.

     3. Shares to be Issued. At the effective time of the Share Exchange, each share of no par value Common Stock of ATI issued and outstanding shall be converted into and become one (1) share Common Stock of the Parent Corporation. As a result, each holder of outstanding Common Stock of ATI shall surrender, on a share for share basis, one stock certificate of Common Stock of ATI for one share of Waterford. Upon surrender to Waterford of one or more stock certificates for Common Stock of Waterford, each ATI shareholder shall be entitled to receive one or more stock certificates for the full number of shares of Common Stock of Waterford into which the Common Stock of ATI so surrendered shall have been converted as aforesaid together with any dividends on the Common Stock of ATI as to which the payment date shall have occurred on or prior to the date of the surrender of said shares and the proceeds from any sale of a fractional interest in accordance with Paragraph
4 of this Article VI.   Waterford's $1.00 par value Preferred Stock, of which
no shares are currently outstanding, shall not be canceled by the Share
Exchange.

     4. Financial Statements. ATI has delivered to Waterford copies of its consolidated balance sheet as at December 31, 1996 and June 30, 1997 inclusive, and related statements of consolidated earnings and earnings retained in the business for the fiscal year ended on such date, in each case including the notes thereto. All of such financial statements are true and complete and have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, except as otherwise indicated in the notes thereto. Each of such balance sheets presents a true and complete statement as of its date of the corporation's financial condition and assets and liabilities. Except as and to the extent reflected or reserved against therein (including the notes thereto), ATI did not have, as of the date thereof, any liabilities or obligations (whether accrued, absolute, contingent or otherwise) of a nature customarily reflected in a consolidated corporate balance sheet or the notes thereto, prepared in accordance with generally accepted accounting principles. Each of such statements of earnings and earnings retained in the business presents a true and complete statement of the results of operations of ATI for the period indicated.

     5.  Further Warranties and Representations:

          (a) ATI has and on the closing date will have good and marketable title to all tangible/intangible assets in its records and books of account, free and clear of all liens, encumbrances and charges and except for current taxes and assessments not delinquent and liens, encumbrances and charges shown in its records and books of account which are not substantial in character or amount, and do not materially detract from the value or interfere with the use of properties subject thereto or affected thereby.

          (b) ATI has and on the closing date will have good and marketable title to the machinery, equipment, merchandise, materials, supplies and other property of every kind, tangible or intangible, or shown as assets in its records and books of account, free and clear of all liens, encumbrances and charges and except for liens, encumbrances and charges, in any, which do not materially detract from the value of or interfere with the use of the properties subject thereto or affected thereby.

          (c) There are no Pending claims, all taxes imposed by the U.S. or by any foreign country or by any state, municipality, subdivision or instrumentality of the U.S. or of any foreign country or by any other taxing authority, which are due or payable by ATI, and all price redetermination or renegotiation claims asserted or that may be asserted against it, have been paid in full or are adequately provided for by reserves shown in the records and books of account of ATI and will be so paid or provided for on the closing date. ATI has no knowledge of any un-assessed tax deficiency proposed or threatened against it.

          (d) Except for agreement described in and appended to the Disclosure Schedule, none of which materially and adversely affects the earnings, business, properties, or assets of ATI, ATI is not a party to:

               (1)any sales agency agreement not subject to termination without liability on notice of sixty (60) days or less;

               (2)any pension, retirement or profit sharing plan or agreement not cancelable within sixty (60) days without liability;

               (3)any management or consultation agreement not terminable at will without liability;

               (4)any union agreement or loan agreement;

               (5)any contract, accepted order or commitment for the purchase of materials, products or supplies having a total contract price in excess of $5,000; or

               (6)any other agreement which materially affects the business, properties or assets of ATI, or which was entered into other than in the ordinary and usual course of business.

Adequate reserves will be provided and set up on the books of account of ATI, and will continue to be so provided and set up throughout the expansion of the project, for any contract, order or commitment expected to be performed.

      (e) ATI is enjoying and on the closing date will continue to enjoy good working relationships under all Franchise Relationships, dealer, sales representation and other agreements necessary to the normal operation of its business. All or substantially all of the real and personal properties used in the business of ATI are and on the closing date will be in good and operable condition. ATI is adequately insured with respect to risks normally insured against by companies similarly situated. The Disclosure Schedule shall contain a list, and be accompanied by copies, of all existing insurance policies of ATI, including but not limited to group insurance and pension plans. All such policies are in full force and effect. The Disclosure Schedule shall also contain a list of all claims for insured losses filed by ATI during the three (3) year period immediately preceding the date of this Agreement, including but not limited to workmen's compensation, automobile and general and product liability.

     6. Absence of Certain Charges or Events. From January 1, 1995 to the date hereof, there has not been:

          (i) Any change in the corporate status, businesses, operations or financial condition of ATI, other than changes in the ordinary course of business.

          (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to ATI's Common Stock; or any purchase, redemption or acquisition of such stock by ATI; and

          (iii) any other event or condition of any character which has materially and adversely affected the corporate status, businesses, operations or financial condition of ATI and its consolidated subsidiaries taken as a whole.

     7. Litigation and Proceedings. There is no suit, action or legal or administrative proceeding pending, or to the knowledge of ATI threatened, against it or any of its consolidated subsidiaries, which, if adversely determined, might materially and adversely affect the financial condition of ATI and its consolidated subsidiaries or the conduct of their businesses nor is there any decree, injunction or order of any court, governmental department or agency outstanding against ATI or any of its consolidated subsidiaries having any such effect.

     8. Material Contracts. ATI is not in default in any material respect under the terms of any material outstanding contract, agreement, lease or other commitment.

     9. No Conflict with Other Instruments. At the effective time of the Share Exchange, the consummation of the transactions contemplated by this Plan will not result in the breach of any term or provision or constitute a default under any indenture, mortgage, deed of trust or other material agreement or instrument to which ATI or any of its subsidiaries is a party.

     10. Governmental Authorizations. ATI and each of its consolidated subsidiaries have all licenses, franchises, permits and other governmental authorizations which are valid and sufficient for all businesses presently carried on by ATI and its consolidated subsidiaries.

     11. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by ATI directly with Larry Bestor, and without the intervention of any other person.

ARTICLE XII

CONDUCT OF BUSINESSES PENDING THE SHARE EXCHANGE

      From and after the date of this Agreement and prior to the effective time of the Share Exchange, neither of the Constituent Corporations will, without the prior written consent of the other:

     1. Amend its Certificate of Incorporation or By-Laws except, in the case as may be necessary to enable them to carry out the provisions of this Agreement;

     2. Engage in any material activity or transaction or incur any material obligation (by contract or otherwise) except in the ordinary course of business;

     3. Issue rights or options to purchase or subscribe to any shares of its capital stock or subdivide or otherwise change any such shares;

     4. Issue or sell any shares of its capital stock or securities convertible into shares of its capital stock; or

     5. Declare or pay any dividends on or make any distributions in respect of any shares of its capital stock.

     6. From and after the date of this Agreement and prior to the effective time of the Share Exchange, ATI will use its best efforts to preserve its business organizations; to keep available to Waterford the services of ATI's present officers and employees; and to preserve for Waterford the goodwill of ATI's suppliers, customers and others having business relations with any of them. During the same period, ATI will not put into effect any material increase in the compensation or other benefits applicable to officers or other key personnel.

ARTICLE XIII

ADDITIONAL AGREEMENTS

      The Constituent Corporations further agree as follows:

     1. Access and Information. Waterford and ATI hereby agree that each will give to the other and to the other's accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Share Exchange to all of its properties, books, contracts, commitments and records, and that each will furnish the other during such period with all such information concerning its affairs as such other party may reasonably request. In the event of the termination of this Agreement each party will deliver to the other all documents, work papers and other material obtained from the other relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, and will use its best efforts to have any information so obtained and not heretofore made public kept confidential.

     2. Expenses. Upon a termination of this Agreement as provided in Section C of Article XIV hereof, each party will pay all costs and expenses of its performance of and compliance with all agreements and conditions contained herein to be performed or complied with, including fees, expenses and disbursements of its accountants and control.

     3. Further Assurances. If at any time the Subsidiary Corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Subsidiary Corporation, the title to any property or rights of Waterford acquired or to be acquired by or as a result of the Share Exchange, the proper officers and directors of Waterford and the Subsidiary Corporation, respectively, shall be and they hereby are severally and fully authorized to execute and deliver such proper deeds, assignments and assurances in law and take such other action as may be necessary or proper in the name of Waterford or the Subsidiary Corporation to vest, perfect or confirm title to such property or rights in the Subsidiary Corporation and otherwise carry out the purposes of this Agreement.

ARTICLE XIV

CONDITIONS PRECEDENT; TERMINATION; GENERAL PROVISIONS

     A. Conditions Precedent to Waterford's Obligations. The obligations of Waterford to effect the Share Exchange shall be subject to the following conditions (which may be waived in writing by ATI):

     1. The representations and warranties of Waterford's herein contained shall be true as of and at the effective time of the Share Exchange with the same effect as though made at such time; Waterford shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the effective time of the Share Exchange; and Waterford shall have delivered to ATI a certificate, dated the effective date of the Share Exchange and signed by its President or one of its Vice Presidents and its Secretary or one of its Assistant Secretaries, to such effect.

     2. No material changes in the corporate status, businesses, operations or financial condition of Waterford, and its consolidated subsidiaries shall have occurred since January 1, 1995 (whether or not covered by insurance), other than changes in the ordinary course of business, none of which has been materially adverse in relation to Waterford and its subsidiaries, taken as a whole, and no other event or condition of any character shall have occurred or arisen since that date which shall have materially and adversely affected the corporate status, businesses, operations or financial condition of Waterford, and its subsidiaries, taken as a whole.

     3. ATI shall have received from Mark T. Thatcher, Esq., counsel for Waterford, a favorable opinion, dated immediately prior to the effective time of the Share Exchange, in form and substance satisfactory to ATI, to the effect that:

     (a) Waterford is a corporation duly organized and validly existing and in good standing under the laws of the State of Colorado and each of its subsidiaries is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation;

     (b) Waterford is and each of its subsidiaries is duly qualified as a foreign corporation and in good standing in each jurisdiction in which such qualification is necessary (naming such jurisdiction);

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     (c) Waterford and each of its subsidiaries has the corporate power, and, in the case of each subsidiary, all licenses, franchises, permits and other governmental authorizations required, to carry on its business as now being conducted;

     (d) the authorized capital stock of Waterford consists of TWENTY MILLION (20,000,000) shares of $.00 par value Common Stock, of which TWO MILLION TWO HUNDRED SEVENTEEN THOUSAND FIVE HUNDRED (2,217,500) shares are issued and outstanding and have been duly and validly authorized and issued and are fully paid and non-assessable;

     (e) this Agreement has been duly executed and delivered by Waterford and is the valid and binding obligation of Waterford and all corporate action by Waterford required in order to authorize the Share Exchange has been taken;

     (f) except as may be specified by such counsel, to the knowledge of such counsel there is no litigation, proceedings, or governmental investigation or valid dispute pending or threatened against or relating to Waterford or any of its subsidiaries or its or their properties or businesses other than damage suits where the defendant's liability in excess of customary self-insurance amounts is covered by insurance other than matters disclosed in writing as referred to in Paragraph 11 of Article X hereof; and

     (g) as to such other matters incident to the matters herein contemplated as ATI and its counsel may reasonably request, including the form of all papers and the validity of all proceedings.

In rendering his opinion, such counsel may rely on certificates of public officials and of corporate officers, opinions of recognized local counsel in jurisdictions where such counsel is not qualified to practice, and such other evidence as he may deem appropriate. The provisions of the preceding sentence are applicable to all other opinions of counsel to be delivered hereunder.

     4. Waterford shall have received such written consents and confirmations (or opinions of counsel to the effect that such consents or confirmations are not required), as it may reasonably request to the effect that the Subsidiary Corporation will succeed upon consummation of the Share Exchange to all of Waterford's right, title and interest in and to its material contracts, agreements, leases and other commitments and that the Subsidiary Corporation shall possess and enjoy all material licenses, franchises, permits and other governmental authorizations possessed by Waterford at the date hereof.

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      B.  Conditions Precedent to ATI's Obligations.  The obligations of ATI to effect the Share Exchange shall be subject to the following conditions (which may be waived in writing by Waterford):

     1. The representations and warranties of ATI herein contained shall be true as of and at the effective time of the Share Exchange with the same effect as though made at such time; ATI shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the effective time of the Share Exchange; and ATI shall have delivered to Waterford a Certificate, dated the effective date of the Share Exchange; and signed by its Chairman of the Board and President or one of its Vice Presidents and its Secretary or one of its Assistant Secretaries, to such effect.

     2. No material change in the corporate status, businesses, operations or financial condition of ATI and its consolidated subsidiaries shall have occurred since April 21, 1998 (whether or not covered by insurance), other than changes in the ordinary course of business, and no other event or condition of any character shall have occurred or arisen since that date which shall have materially and adversely affected the corporate status, businesses, operations or financial condition of ATI and its consolidated subsidiaries, taken as a whole.

      C. Termination and Abandonment. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time before the effective time of the Share Exchange, whether before or after adoption or approval of this Agreement by the Directors of the Constituent Corporations under any one or more of the following circumstances:

     1. By the mutual consent of the Boards of Directors of the Constituent Corporations;

     2. By ATI if, prior to the effective time of the Share Exchange, the conditions set forth in Paragraphs 1 through 5, inclusive, of Section A of this Article XIV shall not have been met;

     3. By Waterford if, prior to the effective time of the Share Exchange, the conditions set forth in Paragraphs 1 through 4 inclusive of Section B of this Article XIV shall not have been met;

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     4.  By either of the Constituent Corporations if any action or proceeding before any court or other governmental body or agency shall have been instituted or threatened to restrain or prohibit the Share Exchange and such Constituent Corporation deem it advisable to proceed with the Share Exchange; or

     5. By either of the Constituent Corporations if the Certificate of Share Exchange shall not have been filed as provided in Article II hereof on or before June 1, 1998.

      Upon any such termination and abandonment, neither party shall have any liability or obligation hereunder to the other.

     D. General. The headings in this Agreement shall not affect in anyway its meaning or interpretation. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     E. Amendments. Any of the terms or conditions of this Agreement may be modified or waived at any time before the effective time of the Share Exchange by the party which is, or the shareholders of which are, entitled to the benefit thereof upon the authority of the Board of Directors of such party, provided that any such modification or waiver shall in the judgment of the party making it not affect substantially or materially or adversely the benefits to such party or its shareholders intended under this Agreement.

IN WITNESS WHEREOF, this Agreement has been signed by the President of each of the Constituent Corporations and each of the Constituent Corporations has caused its corporate seal to be hereunto affixed and attested by the signature of its Secretary or an Assistant Secretary, all as of the day and year first above written.

WATERFORD INTERNATIONAL, INC.,
a Colorado corporation

ATTEST:

/s/ Mark T. Thatcher             /s/ Christopher O. Werner
_________________________        _______________________________
MARK T. THATCHER, Secretary      CHRISTOPHER O. WERNER, President

AMERICAN TECHNOLOGIES, INC.:

/s/ Larry Bestor
__________________________________
LARRY BESTOR, President